EXHIBIT 99.1

SAN FRANCISCO--(BUSINESS WIRE)--Transnational Financial Network, Inc. (AMEX:TFN
- News) announced today that it had notified the American Stock Exchange that it intended to delist the trading of its Common Stock from the American Stock Exchange.

Joseph Kristul, Chief Executive Officer of the company said, "We continue to believe that once the country's mortgage industry stabilizes, we will have a unique opportunity to expand our market share with attractive margins. But the current instability in the industry, which began to accelerate last fall, has not shown signs of stabilizing. Until that stability is established, we face substantial challenges in attaining profitability." Mr. Kristul noted that the liquidity from purchasers of mortgage loans remains problematic with some former purchasers no longer buying any mortgage loans and others repeatedly modifying lending programs and lending standards, including those relating to non-subprime borrowers. Loan originations remain at low levels.


In the fall of 2006, the Company had submitted a plan to the Exchange to be able to continue the listing of its Common Stock on the Exchange, demonstrating a plan to return to profitability in fiscal 2008 and the having the shareholders' equity exceed $2,000,000.


Mr. Kristul said, "Because the problems exacerbating the mortgage industry continue, we are less certain about the timing of stability and recovery; the delay compounds our substantial difficulties. Accordingly, we determined to delist our Common Stock from the exchange."


Transnational Financial Network, Inc. is a wholesale and retail mortgage banker that originates, funds, and sells mortgage loans secured by one to four family residential properties. Through its strong sales and broker service programs, the Company has built a foundation for growth and expansion, principally in the markets of California, Texas, and Arizona.


This News Release may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.